Exhibit 5.1

ANDREW N. BERNSTEIN, P.C.

ATTORNEY AT LAW

8101 EAST PRENTICE AVENUE, SUITE 890

GREENWOOD VILLAGE, COLORADO 80111

TELEPHONE (303) 770-7131

FACSIMILE (303) 770-7332

EMAIL: anbpc@attglobal.net

February 27, 2013

Mesa Laboratories, Inc.

12100 West Sixth Avenue

Lakewood, Colorado 80228

Re:          Mesa Laboratories, Inc.

The Amended 2006 Stock Compensation Plan

Registration Statement on Form S-8

Gentlemen:

We have acted as securities counsel for Mesa Laboratories, Inc., a Colorado corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 400,000 additional shares (the “Shares”) of the common stock, no par value per share (the “Common Stock”), of the Company under the Company’s Amended 2006 Stock Compensation Plan (the “Plan”) for officers, directors, employees and advisors of the Company.

A registration statement on Form S-8 (the “Registration Statement”) covering the issuance and sale of the Shares from time to time upon exercise of stock options pursuant to the Plan will be filed under the Act with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.  In addition, a Registration Statement on Form S-8, SEC File Number 333-152210, covering the issuance and sale of 400,000 shares from time to time upon exercise of stock options pursuant to the Plan was filed with the Commission under the Act and became effective on July 9, 2008.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company relating to the registration of the Shares, (iii) the Registration Statement, (iv) the Plan, and (v) such other documents as we have deemed necessary or appropriate as bases for the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of our firm are admitted to the practice of law in the State of Colorado, and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance by the Company and, when sold, issued and delivered in the manner and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable under Colorado law.

This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ ANDREW N. BERNSTEIN, P.C.

Andrew N. Bernstein, P.C.

ANB/sma